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             UNITED STATES
  SECURITIES AND EXCHANGE COMMISSION
        Washington, D.C. 20549

             FORM 12b-25                  SEC File Number: 000-26169
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     NOTIFICATION OF LATE FILING          Cusip Number: 169464 10 4
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(Check one)  Form 10-K [X]  Form 20-F [ ]  Form 11-K [ ]  Form 10-Q [ ]
Form N-SAR [  ] Form N-CSR [  ]

         For Period Ended: December  31, 2004
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         [  ]     Transition Report on Form 10-K
         [  ]     Transition Report on Form 20-F
         [  ]     Transition Report on Form 11-K
         [  ]     Transition Report on Form 10-Q
         [  ]     Transition Report on Form N-SAR
         For the Transition Period Ended:
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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

                                Chinawe.com Inc.
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Full Name of Registrant

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Former Name if Applicable

                                c/o Hartman & Craven LLP, 488 Madison Avenue
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Address of Principal Executive Office (Street and Number)

                                New York, New York 10022
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[ X ]    (b)      The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form
                  N-CSR, or portion thereof, will be filed on or before the
                  fifteenth calendar day following the prescribed due date; or
                  the subject quarterly report or transition report on Form
                  10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
         (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,
N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant needs additional time for its auditors to complete their review of the 10-K.

                         (Attach Extra Sheets if Needed)

PART IV - OTHER INFORMATION

(1)       Name and telephone number of person to contact in regard to this notification

          Joel I. Frank                       (212)              836-4920
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          Name                             (Area Code)      (Telephone Number)

(2)      Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment
         Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3)      It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                Chinawe.com Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2005                             By:  /s/ Man Ying Ken Wai
                                                      --------------------
                                                          Man Ying Ken Wai
                                                          Vice President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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     Intentional misstatements or omissions of fact constitute Federal Criminal
     Violations (See 18 U.S.C. 1001).
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